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                                                                     EXHIBIT 5.2


July 29, 2004                                       Mayer, Brown, Rowe & Maw LLP
                                                       190 South La Salle Street
                                                    Chicago, Illinois 60603-3441

                                                         Main Tel (312) 782-0600
                                                         Main Fax (312) 701-7711
                                                          www.mayerbrownrowe.com

Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, Texas 77002


         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as special Illinois counsel to Dynegy Inc., an Illinois corporation (the "Company") in connection with the registration of $225,000,000 aggregate principal amount of its 4.75% Convertible Subordinated Debentures due 2023 (the "Notes"), and the 54,598,399 shares of Class A Common Stock, no par value, of the Company into which the Notes are initially convertible (the "Shares"). The Notes were issued pursuant to an indenture, dated as of August 11, 2003, by and among the Company, Dynegy Holdings Inc. and Wilmington Trust Company, as trustee (the "Indenture"). The Notes and the Shares may be sold from time to time by the holders thereof, as described in the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to which this opinion is an exhibit.

         As counsel to the Company, we have examined originals or copies certified to our satisfaction as being true and complete copies of the Company's Amended and Restated Articles of Incorporation, the Company's Amended and Restated Bylaws, resolutions of the Company's Board of Directors, the Indenture, a specimen of the Notes, and such records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

         Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Notes have been duly authorized by all necessary corporate action on the part of the Company.



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Dynegy Inc.
July 29, 2004
Page 2


                  2. The Shares, when issued upon conversion of the Notes in conformity with the provisions of the Indenture, will be validly issued, fully paid and nonassessable.

         This opinion is not rendered with respect to any laws other than the laws of the State of Illinois.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ MAYER, BROWN, ROWE & MAW LLP
                                           --------------------------------
                                           MAYER, BROWN, ROWE & MAW LLP